Exhibit 99.1
Planet Fitness, Inc. Announces Fourth Quarter and Year-End 2023 Results
Full Year system-wide same store sales increase of 8.7%
Membership Growth of 1.7 million since the end of 2022
Opened 165 new Planet Fitness stores in 2023

Hampton, NH, February 22, 2024 - Today, Planet Fitness, Inc. (NYSE:PLNT) reported financial results for its fourth quarter and year ended December 31, 2023.
“In 2023, we proactively developed the New Growth Model to fuel long-term sustainable store growth and in recognition of the macro-economic environmental changes that have taken place since the pandemic. Focused on enhancing returns and reducing the capital requirements for opening and maintaining a Planet Fitness franchise location, the New Growth Model will provide our franchisees with additional flexibility to build their store portfolios for years to come,” said Craig Benson, Interim Chief Executive Officer. “While we believe that 2024 will be a transition year as our franchisees incorporate the changes into their growth plans, given our consistent and predictable asset-light model we believe that we can deliver between 10 and 11 percent adjusted EBITDA growth, enabling us to generate significant cash flow to invest in the business and return capital to shareholders via our share repurchase program. Importantly, we are expanding our total store opportunity to 5,000 in the U.S. based on the results of our recently completed third-party studies, up from the 4,000 total store opportunity we communicated at the time of our initial public offering in 2015.”
Fourth Quarter Fiscal 2023 Highlights
•Total revenue increased from the prior year period by 1.4% to $285.1 million.
•System-wide same store sales increased 7.7%.
•Net income attributable to Planet Fitness, Inc. was $35.3 million, or $0.41 per diluted share, compared to $33.7 million, or $0.40 per diluted share, in the prior year period.
•Net income was $36.8 million, compared to $36.3 million in the prior year period.
•Adjusted net income(1) increased 12.5% to $53.1 million, or $0.60 per diluted share, compared to $47.3 million, or $0.53 per diluted share, in the prior year period.
•Adjusted EBITDA(1) increased 7.8% to $114.3 million from $106.1 million in the prior year period.
•77 new Planet Fitness stores were opened system-wide during the period, bringing system-wide total stores to 2,575 as of December 31, 2023.
Fiscal Year 2023 Highlights
•Total revenue increased from the prior year by 14.4% to $1.1 billion.
•System-wide same store sales increased 8.7%.
•Net income attributable to Planet Fitness, Inc. was $138.3 million, or $1.62 per diluted share, compared to $99.4 million, or $1.18 per diluted share, in the prior year.
•Net income was $147.0 million, compared to $110.5 million in the prior year.
•Adjusted net income(1) increased 34.0% to $199.0 million, or $2.24 per diluted share, compared to $148.5 million, or $1.64 per diluted share, in the prior year.
•Adjusted EBITDA(1) increased 19.0% to $435.4 million from $365.8 million in the prior year.
•165 new Planet Fitness stores were opened system-wide during the year, bringing system-wide total stores to 2,575 as of December 31, 2023.
(1) Adjusted net income, Adjusted EBITDA and Adjusted net income per share, diluted are non-GAAP measures. For reconciliations of Adjusted EBITDA and Adjusted net income to U.S. GAAP (“GAAP”) net income and a computation of Adjusted net income per share, diluted, see “Non-GAAP Financial Measures” accompanying this press release.
Operating Results for the Fourth Quarter Ended December 31, 2023
For the fourth quarter of 2023, total revenue increased $3.8 million or 1.4% to $285.1 million from $281.3 million in the prior year period, including system-wide same store sales growth of 7.7%. By segment:
•Franchise segment revenue increased $12.0 million or 13.9% to $98.2 million from $86.3 million in the prior year period. Of the increase, $7.8 million is due to higher royalty revenue, of which $4.1 million is attributable to the franchise same store sales increase of 7.6%, $1.7 million is due to new stores opened since October 1, 2022 and $2.0 million is due to higher royalties on annual fees. This increase also includes $2.7 million of higher National

Advertising Fund (“NAF”) revenue and $1.4 million of higher revenue associated with the sale of HVAC units to franchisees, partially offset by $1.0 million in lower equipment placement revenue;
•Corporate-owned stores segment revenue increased $16.0 million or 15.9% to $116.4 million from $100.5 million in the prior year period. Of the increase, $9.4 million was attributable to a same store sales increase of 8.7%, $4.3 million was from new stores opened since October 1, 2022 and $2.3 million was from the acquisition of 4 stores in Florida (the “Florida Acquisition”); and
•Equipment segment revenue decreased $24.1 million or 25.5% to $70.4 million from $94.6 million in the prior year period. Of the decrease, $25.0 million was due to lower equipment sales to existing franchisee-owned stores, partially offset by $0.9 million of higher equipment sales to new franchisee-owned stores. In the fourth quarter of 2023, we had equipment sales to 67 new franchisee-owned stores compared to 66 in the prior year period.
For the fourth quarter of 2023, net income attributable to Planet Fitness, Inc. was $35.3 million, or $0.41 per diluted share, compared to $33.7 million, or $0.40 per diluted share, in the prior year period. Net income was $36.8 million in the fourth quarter of 2023 compared to $36.3 million in the prior year period. Adjusted net income increased 12.5% to $53.1 million, or $0.60 per diluted share, from $47.3 million, or $0.53 per diluted share, in the prior year period. Adjusted net income has been adjusted to reflect a normalized income tax rate of 25.9% for both the fourth quarter of 2023 and 2022 and excludes certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”).
Adjusted EBITDA, which is defined as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”), increased 7.8% to $114.3 million from $106.1 million in the prior year period.
Segment EBITDA represents our Total Segment EBITDA broken down by the Company’s reportable segments. Total Segment EBITDA is equal to EBITDA, which is defined as net income before interest, taxes, depreciation and amortization (see “Non-GAAP Financial Measures”).
•Franchise segment EBITDA increased $19.4 million or 39.7% to $68.3 million. The increase is primarily the result of a $12.0 million increase in franchise segment revenue as described above, as well as a $8.5 million legal reserve that negatively impacted the fourth quarter of 2022, partially offset by $1.9 million of higher NAF expense;
•Corporate-owned stores segment EBITDA increased $6.2 or 16.0% to $45.0 million. The increase is primarily due to $6.4 million of higher EBITDA from the existing stores in the same-store-sales base; and
•Equipment segment EBITDA decreased by $7.5 million or 30.8% to $16.9 million, primarily due to lower equipment sales to existing franchisee-owned stores as described above.
Operating Results for the Fiscal Year Ended December 31, 2023
For the fiscal year ended December 31, 2023, total revenue increased $134.6 million or 14.4% to $1,071.3 million from $936.8 million in the prior year. By segment:
•Franchise segment revenue increased $58.3 million or 17.7% to $387.9 million from $329.6 million in the prior year period. The increase was primarily a result of $32.1 million of higher royalty revenue, $17.4 million of which was attributable to a franchise same store sales increase of 8.5%, $6.8 million was attributable to new stores opened since January 1, 2022, and $7.9 million was from higher royalties on annual fees. Also driving the increase was $5.7 million of higher NAF revenue on monthly membership billings and $6.2 million on annual fee billings, which was new in 2023, $8.5 million in franchise and other fees primarily attributable to higher online join fees, $3.5 million of higher revenue associated with the sale of HVAC units to franchisees, and $2.7 million of equipment placement revenue.
•Corporate-owned stores segment revenue increased $69.9 million or 18.4% to $449.3 million from $379.4 million in the prior year period. Of the increase, $37.5 million was attributable to a same store sales increase of 10.1%, $17.1 million was attributable to the stores acquired as a result of the Sunshine Acquisition, $15.1 million was from new stores opened since January 1, 2022, and $6.5 million was from the Florida Acquisition. Partially offsetting these increases was a reduction of $6.2 million related to the sale of six corporate-owned stores located in Colorado (the “Colorado Sale”); and
•Equipment segment revenue increased $6.4 million or 2.8% to $234.1 million from $227.7 million in the prior year period. Of the increase, $16.2 million was driven by higher equipment sales to existing franchisee-owned stores, partially offset by $9.8 million of lower revenue from equipment sales to new franchisee-owned stores in the year ended December 31, 2023. In the year ended December 31, 2023, we had equipment sales to 135 new franchisee-owned stores compared to 153 in the prior year.

For the year ended December 31, 2023, net income attributable to Planet Fitness, Inc. was $138.3 million, or $1.62 per diluted share, compared to $99.4 million, or $1.18 per diluted share, in the prior year. Net income was $147.0 million in 2023 compared to $110.5 million in the prior year. Adjusted net income increased to $199.0 million, or $2.24 per diluted share, from $148.5 million, or $1.64 per diluted share, in the prior year period. Adjusted net income has been adjusted to reflect a normalized income tax rate of 25.9% for both the year ended December 31, 2023 and the prior year and excludes certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”).
Adjusted EBITDA, which is defined as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”), increased 19.0% to $435.4 million from $365.8 million in the prior year period.
Segment EBITDA represents our Total Segment EBITDA broken down by the Company’s reportable segments. Total Segment EBITDA is equal to EBITDA, which is defined as net income before interest, taxes, depreciation and amortization (see “Non-GAAP Financial Measures”).
•Franchise segment EBITDA increased $49.9 million or 23.0% to $266.7 million primarily due to $46.4 million of higher franchise revenue and $11.9 million of higher NAF revenue as described above, partially offset by $4.0 million of higher NAF expense, $3.5 million of higher costs of HVAC units sold to franchisees, and $1.3 million of higher selling, general and administrative expense;
•Corporate-owned stores segment EBITDA increased $29.4 million or 20.7% to $171.5 million. Of the increase, $25.1 million was attributable to the corporate-owned same store sales increase of 10.1%, $5.2 million from the Sunshine Acquisition, $2.8 million from the stores acquired in the Florida Acquisition, and $2.7 million from stores opened since January 1, 2022. These increases were partially offset by $3.5 million of higher corporate-club selling general and administrative expense and a decrease of $2.2 million related to the Colorado Sale in 2022; and
•Equipment segment EBITDA decreased by $3.0 million or 5.1% to $56.0 million driven by certain discounts provided to franchisees as well as lower volume rebates earned from equipment vendors.
2024 Outlook
For the year ending December 31, 2024, the Company expects the following, which assumes there are no material impacts from COVID-19 or other public health emergencies, or any significant new supply chain disruptions:
•New equipment placements of approximately 120 to 130 in franchisee-owned locations
•System-wide same store sales in the 5% to 6% percentage range
The following are 2024 growth expectations over the Company’s 2023 results:
•Revenue to increase in the 6% to 7% range
•Adjusted EBITDA to increase in the 10% to 11% range
•Adjusted net income to increase in the 9% to 10% range
•Adjusted earnings per share to increase in the 10% to 11% range, based on Adjusted diluted shares outstanding of approximately 88 million, inclusive of one million shares repurchased.
The Company also expects 2024 net interest expense to be approximately $70 million. It also expects capital expenditures to increase approximately 25% driven by additional stores in our corporate-owned portfolio and depreciation and amortization to increase in the 11% to 12% range.

Presentation of Financial Measures
Planet Fitness, Inc. (the “Company”) was formed in March 2015 for the purpose of facilitating the initial public offering (the “IPO”) and related recapitalization transactions that occurred in August 2015, and in order to carry on the business of Pla-Fit Holdings, LLC (“Pla-Fit Holdings”) and its subsidiaries. As the sole managing member of Pla-Fit Holdings, the Company operates and controls all of the business and affairs of Pla-Fit Holdings, and through Pla-Fit Holdings, conducts its business. As a result, the Company consolidates Pla-Fit Holdings’ financial results and reports a non-controlling interest related to the portion of Pla-Fit Holdings not owned by the Company.
The financial information presented in this press release includes non-GAAP financial measures such as EBITDA, Segment EBITDA, Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted, to provide measures that we believe are useful to investors in evaluating the Company’s performance. These non-GAAP financial measures are supplemental measures of the Company’s performance that are neither required by, nor presented in accordance with GAAP. These financial measures should not be considered in isolation or as substitutes for GAAP financial measures such as net income or any other performance measures derived in accordance with GAAP. In addition, in the future, the Company may incur expenses or charges such as those added back to calculate Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted. The Company’s presentation of Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted, should not be construed as an inference that the Company’s future results will be unaffected by similar amounts or other unusual or nonrecurring items. See the tables at the end of this press release for a reconciliation of EBITDA, Adjusted EBITDA, Total Segment EBITDA, Adjusted net income, and Adjusted net income per share, diluted, to their most directly comparable GAAP financial measure.
The non-GAAP financial measures used in our full-year outlook will differ from net income and net income per share, diluted, determined in accordance with GAAP in ways similar to those described in the reconciliations at the end of this press release. We do not provide guidance for net income or net income per share, diluted, determined in accordance with GAAP or a reconciliation of guidance for Adjusted net income and Adjusted net income per share, diluted, to the most directly comparable GAAP measure because we are not able to predict with reasonable certainty the amount or nature of all items that will be included in our net income and net income per share, diluted, for the year ending December 31, 2024. These items are uncertain, depend on many factors and could have a material impact on our net income and net income per share, diluted, for the year ending December 31, 2024, and therefore cannot be made available without unreasonable effort.
Same store sales refers to year-over-year sales comparisons for the same store sales base of both corporate-owned and franchisee-owned stores, which is calculated for a given period by including only sales from stores that had sales in the comparable months of both years. We define the same store sales base to include those stores that have been open and for which monthly membership dues have been billed for longer than 12 months. We measure same store sales based solely upon monthly dues billed to members of our corporate-owned and franchisee-owned stores.
Investor Conference Call
The Company will hold a conference call at 8:00AM (ET) on February 22, 2024 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.planetfitness.com via the “Investor Relations” link. The webcast will be archived on the website for one year.
About Planet Fitness
Founded in 1992 in Dover, NH, Planet Fitness is one of the largest and fastest-growing franchisors and operators of fitness centers in the world by number of members and locations. As of December 31, 2023, Planet Fitness had approximately 18.7 million members and 2,575 stores in all 50 states, the District of Columbia, Puerto Rico, Canada, Panama, Mexico and Australia. The Company's mission is to enhance people's lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®. More than 90% of Planet Fitness stores are owned and operated by independent business men and women.
Investor Contact:
Stacey Caravella
investor@planetfitness.com
603-750-4674

Media Contacts:
McCall Gosselin, Planet Fitness
mccall.gosselin@pfhq.com
603-957-4650

Brittany Fraser, ICR
Brittany.Fraser@icrinc.com
917-658-8750
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s statements with respect to expected future performance presented under the heading “2024 Outlook,” those attributed to the Company’s Interim Chief Executive Officer in this press release, the Company’s expected membership growth, the expected impact on franchisees of the Company’s New Growth Model, the Company’s expectations about the number of stores it can have in the U.S., share repurchases, and other statements, estimates and projections that do not relate solely to historical facts. Forward-looking statements can be identified by words such as “anticipate,” "believe," “envision,” “estimate,” “expect,” “intend,” “may,” “goal,” “plan,” “prospect,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “ongoing,” “contemplate,” “future,” “strategy” and similar references to future periods, although not all forward-looking statements include these identifying words. Forward-looking statements are not assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results to differ materially include competition in the fitness industry, the Company’s and franchisees’ ability to attract and retain members, the Company’s and franchisees’ ability to identify and secure suitable sites for new franchise stores, changes in consumer demand, changes in equipment costs, the Company’s ability to expand into new markets domestically and internationally, operating costs for the Company and franchisees generally, availability and cost of capital for franchisees, acquisition activity, developments and changes in laws and regulations, our substantial increased indebtedness as a result of our refinancing and securitization transactions and our ability to incur additional indebtedness or refinance that indebtedness in the future, our future financial performance and our ability to pay principal and interest on our indebtedness, our corporate structure and tax receivable agreements, failures, interruptions or security breaches of the Company's information systems or technology, general economic conditions and the other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2022 and, once available, the Company's annual report on Form 10-K for the year ended December 31, 2023, as well as the Company’s other filings with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in forward-looking statements, investors should not place undue reliance on forward-looking statements, which reflect the Company’s views only as of the date of this press release. Except as required by law, neither the Company nor any of its affiliates or representatives undertake any obligation to provide additional information or to correct or update any information set forth in this release, whether as a result of new information, future developments or otherwise.

Planet Fitness, Inc. and subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2023	2022	2023	2022
Revenue:
Franchise	$80,604	$71,316	$317,917	$271,559
National advertising fund revenue	17,634	14,945	70,012	58,075
Franchise segment	98,238	86,261	387,929	329,634
Corporate-owned stores	116,411	100,453	449,296	379,393
Equipment	70,437	94,554	234,101	227,745
Total revenue	285,086	281,268	1,071,326	936,772
Operating costs and expenses:
Cost of revenue	57,465	73,764	190,026	177,200
Store operations	65,608	57,633	253,619	219,422
Selling, general and administrative	31,225	28,677	124,930	114,853
National advertising fund expense	17,599	15,671	70,095	66,116
Depreciation and amortization	39,159	33,595	149,413	124,022
Other losses, net	2,674	7,533	10,379	5,081
Total operating costs and expenses	213,730	216,873	798,462	706,694
Income from operations	71,356	64,395	272,864	230,078
Other income (expense), net:
Interest income	5,402	2,761	17,741	5,005
Interest expense	(21,805)	(22,101)	(86,576)	(88,628)
Other income (expense), net	2,881	5,983	3,512	14,983
Total other expense, net	(13,522)	(13,357)	(65,323)	(68,640)
Income before income taxes	57,834	51,038	207,541	161,438
Provision for income taxes	19,657	14,573	58,512	50,515
Losses from equity-method investments, net of tax	(1,414)	(133)	(1,994)	(467)
Net income	36,763	36,332	147,035	110,456
Less net income attributable to non-controlling interests	1,423	2,649	8,722	11,054
Net income attributable to Planet Fitness, Inc.	$35,340	$33,683	$138,313	$99,402
Net income per share of Class A common stock:
Basic	$0.41	$0.40	$1.63	$1.18
Diluted	$0.41	$0.40	$1.62	$1.18
Weighted-average shares of Class A common stock outstanding:
Basic	85,901	83,423	84,896	84,137
Diluted	86,193	83,812	85,185	84,544

Planet Fitness, Inc. and subsidiaries
Consolidated Balance Sheets
(Unaudited)

	As of December 31,
(in thousands, except per share amounts)	2023	2022
Assets
Current assets:
Cash and cash equivalents	$275,842	$409,840
Restricted cash	46,279	62,659
Short-term marketable securities	74,901	—
Accounts receivable, net of allowances for uncollectible amounts of $0 and $0 as of December 31, 2023 and 2022, respectively	41,890	46,242
Inventory	4,677	5,266
Prepaid expenses	13,842	11,078
Other receivables	11,072	14,975
Income tax receivable	3,314	5,471
Total current assets	471,817	555,531
Long-term marketable securities	50,886	—
Property and equipment, net of accumulated depreciation of $322,958 and $227,869, as of December 31, 2023 and 2022, respectively	390,405	348,820
Investments, net of allowance for expected credit losses of $17,689 and $14,957 as of December 31, 2023 and 2022, respectively	77,507	25,122
Right-of-use assets, net	381,010	346,937
Intangible assets, net	372,507	417,067
Goodwill	717,502	702,690
Deferred income taxes	504,188	454,565
Other assets, net	3,871	3,857
Total assets	$2,969,693	$2,854,589
Liabilities and stockholders’ deficit
Current liabilities:
Current maturities of long-term debt	$20,750	$20,750
Accounts payable	23,788	20,578
Accrued expenses	66,299	66,993
Equipment deposits	4,506	8,443
Deferred revenue, current	59,591	53,759
Payable pursuant to tax benefit arrangements, current	41,294	31,940
Other current liabilities	35,101	42,067
Total current liabilities	251,329	244,530
Long-term debt, net of current maturities	1,962,874	1,978,131
Lease liabilities, net of current portion	381,589	341,843
Deferred revenue, net of current portion	32,047	33,152
Deferred tax liabilities	1,644	1,471
Payable pursuant to tax benefit arrangements, net of current portion	454,368	462,525
Other liabilities	4,833	4,498
Total noncurrent liabilities	2,837,355	2,821,620
Stockholders’ equity (deficit):
Class A common stock, $.0001 par value, 300,000 shares authorized, 86,760 and 83,430 shares issued and outstanding as of December 31, 2023 and 2022, respectively	9	8
Class B common stock, $.0001 par value, 100,000 shares authorized, 1,397 and 6,146 shares issued and outstanding as of December 31, 2023 and 2022, respectively	—	1
Accumulated other comprehensive income	172	(448)
Additional paid in capital	575,631	505,144
Accumulated deficit	(691,461)	(703,717)
Total stockholders’ deficit attributable to Planet Fitness, Inc.	(115,649)	(199,012)
Non-controlling interests	(3,342)	(12,549)
Total stockholders’ deficit	(118,991)	(211,561)
Total liabilities and stockholders’ deficit	$2,969,693	$2,854,589

Planet Fitness, Inc. and subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Years Ended December 31,
(in thousands)	2023	2022
Cash flows from operating activities:
Net income	$147,035	$110,456
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	149,413	124,022
Amortization of deferred financing costs	5,492	5,514
Write-off of deferred financing costs	—	1,583
Accretion of marketable securities discount	(3,273)	—
Losses from equity-method investments, net of tax	1,994	467
Dividends accrued on held-to-maturity investment	(2,066)	(1,876)
Credit (gain) loss on held-to-maturity investment	2,732	(2,505)
Deferred tax expense	51,189	48,618
Loss (gain) on re-measurement of tax benefit arrangement liability	(1,964)	(13,831)
Gain on sale of corporate-owned stores	—	(1,324)
Loss on reacquired franchise rights	110	1,160
Equity-based compensation	7,906	8,068
Other	(394)	262
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	4,761	(19,177)
Inventory	599	(4,112)
Other assets and other current assets	929	(5,152)
Accounts payable and accrued expenses	(975)	(14,721)
Other liabilities and other current liabilities	(8,106)	8,636
Income taxes	2,183	(1,672)
Payments pursuant to tax benefit arrangements	(34,797)	(19,253)
Equipment deposits	(3,937)	2,457
Deferred revenue	3,942	9,404
Leases	7,481	3,183
Net cash provided by operating activities	330,254	240,207
Cash flows from investing activities:
Additions to property and equipment	(135,986)	(100,057)
Acquisitions of franchisees	(43,264)	(424,940)
Proceeds from sale of property and equipment	99	60
Proceeds from sale of corporate-owned stores	—	20,820
Purchases of marketable securities	(203,285)	—
Maturities of marketable securities	80,490	—
Other investments	(38,045)	(2,449)
Net cash used in investing activities	(339,991)	(506,566)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	900,000
Proceeds from issuance of Variable Funding Notes	—	75,000
Proceeds from issuance of Class A common stock	9,160	925
Principal payments on capital lease obligations	(193)	(268)
Repayment of long-term debt and variable funding notes	(20,749)	(724,813)
Payment of deferred financing and other debt-related costs	—	(16,176)
Repurchase and retirement of Class A common stock	(125,030)	(94,315)
Distributions to members of Pla-Fit Holdings	(4,605)	(4,628)
Net cash (used in) provided by financing activities	(141,417)	135,725
Effects of exchange rate changes on cash and cash equivalents	776	(808)
Net decrease in cash, cash equivalents and restricted cash	(150,378)	(131,442)
Cash, cash equivalents and restricted cash, beginning of period	472,499	603,941
Cash, cash equivalents and restricted cash, end of period	$322,121	$472,499
Supplemental cash flow information:
Net cash paid for income taxes	$5,258	$3,625
Cash paid for interest	$81,184	$80,961
Non-cash investing activities:
Non-cash additions to property and equipment included in accounts payable and accrued expenses	$18,639	$13,936
Fair value of stores exchanged for equity-method investment	$17,000	$—
Fair value of common stock issued as consideration for acquisition	$—	$393,730

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Total Segment EBITDA, Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted (collectively, the “non-GAAP financial measures”). The Company believes that these non-GAAP financial measures, when used in conjunction with GAAP financial measures, are useful to investors in evaluating our operating performance. These non-GAAP financial measures presented in this release are supplemental measures of the Company’s performance that are neither required by, nor presented in accordance with GAAP. These financial measures should not be considered in isolation or as substitutes for GAAP financial measures such as net income or any other performance measures derived in accordance with GAAP. In addition, in the future, the Company may incur expenses or charges such as those added back to calculate Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted. The Company’s presentation of Adjusted EBITDA, Adjusted net income, and Adjusted net income per share, diluted, should not be construed as an inference that the Company’s future results will be unaffected by unusual or nonrecurring items.
EBITDA, Segment EBITDA and Adjusted EBITDA
We refer to EBITDA and Adjusted EBITDA as we use these measures to evaluate our operating performance and we believe these measures are useful to investors in evaluating our performance. We have also disclosed Segment EBITDA as an important financial metric utilized by the Company to evaluate performance and allocate resources to segments in accordance with ASC 280, Segment Reporting. We define EBITDA as net income before interest, taxes, depreciation and amortization. Segment EBITDA sums to Total Segment EBITDA which is equal to the Non-GAAP financial metric EBITDA. We believe that EBITDA, which eliminates the impact of certain expenses that we do not believe reflect our underlying business performance, provides useful information to investors to assess the performance of our segments as well as the business as a whole. Our Board of Directors also uses EBITDA as a key metric to assess the performance of management. We define Adjusted EBITDA as EBITDA, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations. We believe that Adjusted EBITDA is an appropriate measure of operating performance in addition to EBITDA because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)

A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2023	2022	2023	2022
Net income	$36,763	$36,332	$147,035	$110,456
Interest income	(5,402)	(2,761)	(17,741)	(5,005)
Interest expense	21,805	22,101	86,576	88,628
Provision for income taxes	19,657	14,573	58,512	50,515
Depreciation and amortization	39,159	33,595	149,413	124,022
EBITDA	$111,982	$103,840	$423,795	$368,616
Purchase accounting adjustments-revenue(1)	137	119	515	332
Purchase accounting adjustments-rent(2)	177	108	638	436
Loss on reacquired franchise rights(3)	—	—	110	1,160
Transaction fees and acquisition-related costs(4)	—	153	394	5,497
Gain on settlement of preexisting contract with acquiree(5)	—	—	—	(2,059)
Executive transition costs(6)	1,226	—	4,948	—
Legal matters(7)	—	8,550	6,250	9,739
Loss (gain) on adjustment of allowance for credit losses on held-to-maturity investment(8)	2,738	(934)	2,732	(2,506)
Dividend income on held-to-maturity investment(9)	(576)	(485)	(2,066)	(1,876)
Tax benefit arrangement remeasurement(10)	(1,964)	(5,450)	(1,964)	(13,831)
Gain on sale of corporate-owned stores(11)	—	—	—	(1,324)
Amortization of basis difference of equity-method investments(12)	438	—	438	—
Other(13)	176	203	(414)	1,650
Adjusted EBITDA	$114,334	$106,104	$435,376	$365,834
(1) Represents the impact of revenue-related purchase accounting adjustments associated with the acquisition of Pla-Fit Holdings on November 8, 2012 by TSG (the “2012 Acquisition”). At the time of the 2012 Acquisition, the Company maintained a deferred revenue account, which consisted of deferred area development agreement fees, deferred franchise fees, and deferred enrollment fees that the Company billed and collected up front but recognizes for GAAP purposes at a later date. In connection with the 2012 Acquisition, it was determined that the carrying amount of deferred revenue was greater than the fair value assessed in accordance with ASC 805—Business Combinations, which resulted in a write-down of the carrying value of the deferred revenue balance upon application of acquisition push-down accounting under ASC 805. These amounts represent the additional revenue that would have been recognized if the write-down to deferred revenue had not occurred in connection with the application of acquisition pushdown accounting.
(2) Represents the impact of rent-related purchase accounting adjustments. In accordance with guidance in ASC 805 – Business Combinations, in connection with the 2012 Acquisition, the Company’s deferred rent liability was required to be written off as of the acquisition date and rent was recorded on a straight-line basis from the acquisition date through the end of the lease term. This resulted in higher overall rent expense each period than would have otherwise been recorded had the deferred rent liability not been written off as a result of the acquisition push down accounting applied in accordance with ASC 805. Adjustments of $0.1 million and $0.2 million in the years ended December 31, 2023 and 2022, respectively, reflect the difference between the higher rent expense recorded in accordance with GAAP since the acquisition and the rent expense that would have been recorded had the 2012 Acquisition not occurred. Adjustments of $0.2 million, $0.1 million, $0.5 million and $0.3 million in the three months ended December 31, 2023 and 2022 and the years ended December 31, 2023 and 2022, respectively, are due to the amortization of favorable and unfavorable lease intangible assets. All of the rent related purchase accounting adjustments are adjustments to rent expense which is included in store operations on our consolidated statements of operations.
(3) Represents the impact of a non-cash loss recorded in accordance with ASC 805—Business Combinations related to our acquisitions of franchisee-owned stores. The loss recorded under GAAP represents the difference between the fair value of the reacquired franchise rights and the contractual terms of the reacquired franchise rights and is included in other losses, net on our consolidated statements of operations.
(4) Represents transaction fees and acquisition-related costs incurred in connection with our acquisition of franchisee-owned stores.
(5) Represents a gain on settlement of deferred revenue from existing contracts with acquired franchisee-stores recorded in accordance with ASC 805 – Business Combinations, and is included in other (gains) losses, net on our consolidated statement of operations.
(6) Represents certain severance and related expenses recorded in connection with the departure of the Chief Executive Officer and the elimination of the President and Chief Operating Officer position. Also includes costs associated with the search for a new Chief Executive Officer and retention payments for certain key employees through the Chief Executive Officer transition.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)

(7) Represents costs associated with legal matters in which the Company is a defendant. In 2022, this represents an $8.6 million legal reserve related to preliminary terms of a settlement agreement with a franchisee in Mexico (the “Preliminary Settlement Agreement”) in both the quarter to date and year to date periods and a $1.2 million reserve against an indemnification receivable related to a legal matter in the year to date period. During 2023, the Company revised its reserve related to the Preliminary Settlement Agreement and recorded an increase to the liability of $6.3 million to $14.5 million, net of legal fees paid, and subsequently paid the liability.
(8) Represents a loss (gain) on the adjustment of the allowance for credit losses on the Company’s held-to-maturity investment.
(9) Represents dividend income recognized on a held-to-maturity investment.
(10) Represents gains related to the adjustment of our tax benefit arrangements primarily due to changes in our deferred state tax rate.
(11) Represents a gain on the sale of corporate-owned stores.
(12) Represents the amortization expense of the Company’s pro-rata portion of the basis difference in its equity method investees, which is included within losses from equity-method investments, net of tax on the consolidated statements of operations.
(13) Represents certain other charges and gains that we do not believe reflect our underlying business performance.
A reconciliation of Segment EBITDA to Total Segment EBITDA is set forth below.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2023	2022	2023	2022
Segment EBITDA
Franchise	$68,309	$48,907	$266,727	$216,817
Corporate-owned stores	45,019	38,796	171,518	142,083
Equipment	16,913	24,444	56,047	59,082
Corporate and other(1)	(18,259)	(8,307)	(70,497)	(49,366)
Total Segment EBITDA	$111,982	$103,840	$423,795	$368,616
(1) Total Segment EBITDA is equal to EBITDA. “Corporate and other” primarily includes corporate overhead costs, such as payroll and related benefit costs and professional services that are not directly attributable to any individual segment.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)

Adjusted Net Income and Adjusted Net Income per Diluted Share
Our presentation of Adjusted net income assumes that all net income is attributable to Planet Fitness, Inc., which assumes the full exchange of all outstanding Holdings Units for shares of Class A common stock of Planet Fitness, Inc., adjusted for certain non-cash and other items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing Adjusted net income by the total weighted-average shares of Class A common stock outstanding plus any dilutive options and restricted stock units as calculated in accordance with GAAP and assuming the full exchange of all outstanding Holdings Units and corresponding Class B common stock as of the beginning of each period presented. Adjusted net income and Adjusted net income per share, diluted, are supplemental measures of operating performance that do not represent and should not be considered alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe Adjusted net income and Adjusted net income per share, diluted, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of Adjusted net income to net income, the most directly comparable GAAP measure, and the computation of Adjusted net income per share, diluted, are set forth below.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2023	2022	2023	2022
Net income	$36,763	$36,332	$147,035	$110,456
Provision for income taxes	19,657	14,573	58,512	50,515
Purchase accounting adjustments-revenue(1)	137	119	515	332
Purchase accounting adjustments-rent(2)	177	108	638	436
Loss on reacquired franchise rights(3)	—	—	110	1,160
Transaction fees and acquisition-related costs(4)	—	153	394	5,497
Gain on settlement of preexisting contract with acquiree(5)	—	—	—	(2,059)
Executive transition costs(6)	1,226	—	4,948	—
Legal matters(7)	—	8,550	6,250	9,739
Loss (gain) on adjustment of allowance for credit losses on held-to-maturity investment(8)	2,738	(934)	2,732	(2,506)
Dividend income on held-to-maturity investment(9)	(576)	(485)	(2,066)	(1,876)
Tax benefit arrangement remeasurement(10)	(1,964)	(5,450)	(1,964)	(13,831)
Gain on sale of corporate-owned stores(11)	—	—	—	(1,324)
Amortization of basis difference of equity-method investments(12)	438	—	438	—
Other(13)	176	203	(414)	1,650
Loss on extinguishment of debt(14)	—	—	—	1,583
Purchase accounting amortization(15)	$12,955	$10,604	$51,440	$40,671
Adjusted income before income taxes	71,727	63,773	268,568	200,443
Adjusted income taxes(16)	$18,577	$16,517	$69,559	$51,915
Adjusted net income	53,150	47,256	199,009	148,528
Adjusted net income per share, diluted	$0.60	$0.53	$2.24	$1.64
Adjusted weighted-average shares outstanding, diluted(17)	88,441	89,957	88,920	90,411
(1) Represents the impact of revenue-related purchase accounting adjustments associated with the 2012 Acquisition. At the time of the 2012 Acquisition, the Company maintained a deferred revenue account, which consisted of deferred area development agreement fees, deferred franchise fees, and deferred enrollment fees that the Company billed and collected up front but recognizes for GAAP purposes at a later date. In connection with the 2012 Acquisition, it was determined that the carrying amount of deferred revenue was greater than the fair value assessed in accordance with ASC 805—Business Combinations, which resulted in a write-down of the carrying value of the deferred revenue balance upon application of acquisition push-down accounting under ASC 805. These amounts represent the additional revenue that would have been recognized if the write-down to deferred revenue had not occurred in connection with the application of acquisition pushdown accounting.
(2) Represents the impact of rent-related purchase accounting adjustments. In accordance with guidance in ASC 805 – Business Combinations, in connection with the 2012 Acquisition, the Company’s deferred rent liability was required to be written off as of the acquisition date and rent was recorded on a straight-line basis from the acquisition date through the end of the lease term. This resulted in higher overall rent expense each period than would have otherwise been recorded had the deferred rent liability not been written off as a result of the acquisition push down accounting applied in accordance with ASC 805. Adjustments of $0.1 million and $0.2 million in the years ended December 31, 2023

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)

and 2022, respectively, reflect the difference between the higher rent expense recorded in accordance with GAAP since the acquisition and the rent expense that would have been recorded had the 2012 Acquisition not occurred. Adjustments of $0.2 million, $0.1 million, $0.5 million and $0.3 million in the three months ended December 31, 2023 and 2022 and the years ended December 31, 2023 and 2022, respectively, are due to the amortization of favorable and unfavorable lease intangible assets. All of the rent related purchase accounting adjustments are adjustments to rent expense which is included in store operations on our consolidated statements of operations.
(3) Represents the impact of a non-cash loss recorded in accordance with ASC 805—Business Combinations related to our acquisitions of franchisee-owned stores. The loss recorded under GAAP represents the difference between the fair value of the reacquired franchise rights and the contractual terms of the reacquired franchise rights and is included in other loss, net on our consolidated statements of operations.
(4) Represents transaction fees and acquisition-related costs incurred in connection with our acquisition of franchisee-owned stores.
(5) Represents a gain on settlement of deferred revenue from existing contracts with acquired franchisee-stores recorded in accordance with ASC 805 – Business Combinations, and is included in other (gains) losses, net on our consolidated statement of operations.
(6) Represents certain severance and related expenses recorded in connection with the departure of the Chief Executive Officer and the elimination of the President and Chief Operating Officer position. Also includes costs associated with the search for a new Chief Executive Officer and retention payments for certain key employees through the Chief Executive Officer transition.
(7) Represents costs associated with legal matters in which the Company is a defendant. In 2022, this represents an $8.6 million legal reserve related to the Preliminary Settlement Agreement in both the quarter to date and year to date periods and a $1.2 million reserve against an indemnification receivable related to a legal matter in the year to date period. During 2023, the Company revised its reserve related to the Preliminary Settlement Agreement and recorded an increase to the liability of $6.3 million to $14.5 million, net of legal fees paid, and subsequently paid the liability.
(8) Represents a loss (gain) on the adjustment of the allowance for credit losses on the Company’s held-to-maturity investment.
(9) Represents dividend income recognized on a held-to-maturity investment.
(10) Represents gains related to the adjustment of our tax benefit arrangements primarily due to changes in our deferred state tax rate.
(11) Represents a gain on the sale of corporate-owned stores.
(12) Represents the amortization expense of the Company’s pro-rata portion of the basis difference in its equity method investees, which is included within losses from equity-method investments, net of tax on the consolidated statements of operations.
(13) Represents certain other charges and gains that we do not believe reflect our underlying business performance.
(14) Represents a loss on extinguishment of debt as a result of the repayment of the 2018-1 Class A-2-I notes prior to the anticipated repayment date.
(15) Includes $3.1 million, $3.1 million, $12.4 million and $12.4 million of amortization of intangible assets, other than favorable leases, for the three months ended December 31, 2023 and 2022 and the years ended December 31, 2023 and 2022, respectively recorded in connection with the 2012 Acquisition, and $9.9 million, $7.5 million, $39.1 million and $27.9 million of amortization of intangible assets for the three months ended December 31, 2023 and 2022 and the years ended December 31, 2023 and 2022, respectively, created in connection with historical acquisitions of franchisee-owned stores. The adjustment represents the amount of actual non-cash amortization expense recorded, in accordance with GAAP, in each period.
(16) Represents corporate income taxes at an assumed effective tax rate of 25.9% for both the three months and years ended December 31, 2023 and 2022, applied to adjusted income before income taxes.
(17) Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)

A reconciliation of net income per share, diluted, to Adjusted net income per share, diluted is set forth below:

	Three Months Ended December 31, 2023			Three Months Ended December 31, 2022
(in thousands, except per share amounts)	Net income	Weighted Average Shares	Net income per share, diluted	Net income	Weighted Average Shares	Net income per share, diluted
Net income attributable to Planet Fitness, Inc.(1)	$35,340	86,193	$0.41	$33,683	83,812	$0.40
Assumed exchange of shares(2)	1,423	2,248		2,649	6,145
Net Income	36,763			36,332
Adjustments to arrive at adjusted income before income taxes(3)	34,964			27,441
Adjusted income before income taxes	71,727			63,773
Adjusted income taxes(4)	18,577			16,517
Adjusted Net Income	$53,150	88,441	$0.60	$47,256	89,957	$0.53

	Year Ended December 31, 2023			Year Ended December 31, 2022
(in thousands, except per share amounts)	Net income	Weighted Average Shares	Net income per share, diluted	Net income	Weighted Average Shares	Net income per share, diluted
Net income attributable to Planet Fitness, Inc.(1)	$138,313	85,185	$1.62	$99,402	84,544	$1.18
Assumed exchange of shares(2)	8,722	3,735		11,054	5,867
Net Income	147,035			110,456
Adjustments to arrive at adjusted income before income taxes(3)	121,533			89,987
Adjusted income before income taxes	268,568			200,443
Adjusted income taxes(4)	69,559			51,915
Adjusted Net Income	$199,009	88,920	$2.24	$148,528	90,411	$1.64
(1) Represents net income attributable to Planet Fitness, Inc. and the associated weighted average shares, diluted of Class A common stock outstanding.
(2) Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc. as of the beginning of the period presented. Also assumes the addition of net income attributable to non-controlling interests corresponding with the assumed exchange of Holdings Units and shares of Class B common stock for shares of Class A common stock.
(3) Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes.
(4) Represents corporate income taxes at an assumed effective tax rate of 25.9% for both the three months and years ended December 31, 2023 and 2022, applied to adjusted income before income taxes.